Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2008 FOURTH QUARTER

AND FISCAL YEAR RESULTS

MERIDIAN, Idaho (November 6, 2008) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2008.

Highlights:

•                  Revenues were $224.8 million for the quarter, 18.2% higher than revenues for the same period in the prior fiscal year.  Revenues were $831.4 million for fiscal year 2008, 17.1% higher than revenues for fiscal year 2007.

•                  Net income was $5.4 million for the quarter, 25.4% higher than net income for the same period in the prior fiscal year.  Net income was $19.9 million for fiscal year 2008, 18.0% higher than net income for fiscal year 2007. Diluted earnings per share were $0.44 for the quarter, compared to $0.35 for the same period in the prior fiscal year.  Diluted earnings per share were $1.62 for fiscal year 2008, compared to $1.40 for fiscal year 2007.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of revenues were 9.6% for the quarter, compared to 10.2% for the same period in the prior fiscal year.  SG&A expenses as a percentage of revenues were 10.1% for fiscal year 2008, compared to 10.3% for fiscal year 2007.

•                  Internet sales to independent veterinary practices and producers grew by approximately 43% for the quarter compared to the same period in the prior fiscal year and 39% for fiscal year 2008 compared to fiscal year 2007.  Our product sales from the internet as a percentage of sales improved to 28% for the quarter as compared to 26% for the same period in the prior fiscal year and 27% for fiscal year 2008 as compared to 24% for fiscal year 2007.

•                  We acquired substantially all of the assets of AAHA Services Corporation (“AAHA MARKETLink”) in July 2008, and entered into long-term sponsorship and licensing agreements with American Animal Hospital Association.

•                  Cash flow provided by operations for fiscal year 2008 was $10.6 million, and we completed the fiscal year with $3.4 million of cash and no borrowings on our $70 million credit line.

“Fiscal year 2008 was another excellent growth year for MWI,” said Jim Cleary, President and Chief Executive Officer.  “We had several key achievements during the year including the successful acquisition and integration of AAHA MARKETLink, 17.1% revenue growth, 18.0% net income growth, 39% growth in our e-commerce sales to independent veterinary practices and producers, and the addition of our new 105,000 square foot distribution center in Kansas.  I would like to thank our employees for their continued dedication and hard work, and I would like to thank our loyal customers and vendors for their continued support of MWI.”

Quarter ended September 30, 2008 compared to quarter ended September 30, 2007

Total revenues grew 18.2% to $224.8 million for the quarter ended September 30, 2008, compared to $190.2 million for the quarter ended September 30, 2007.  Revenues attributable to new customers represented approximately 62% of the growth in total revenues during the quarter ended September 30, 2008.  Included in the new customer growth were approximately $2.8 million of revenues attributable to new customers acquired as a result of the acquisition of AAHA MARKETLink on July 1, 2008.  Additionally, we had $5.4 million of incremental revenues as a result of the acquisition of AAHA MARKETLink from customers who had previously been purchasing from both MWI and AAHA MARKETLink.  Commissions grew 27.0% to $3.2 million for the quarter ended September 30, 2008, compared to $2.5 million for the quarter ended September 30, 2007.

Gross profit increased by 16.8% to $31.2 million for the quarter ended September 30, 2008, compared to $26.7 million for the quarter ended September 30, 2007.  Gross profit as a percentage of total revenues was 13.9% for the quarter ended September 30, 2008, compared to 14.0% for the quarter ended September 30, 2007.  Vendor rebates for the quarter ended September 30, 2008 increased approximately $95,000 compared to the quarter ended September 30, 2007.

Operating income increased 31.6% to $8.8 million for the quarter ended September 30, 2008, compared to $6.7 million for the quarter ended September 30, 2007.  SG&A expenses as a percentage of revenue were 9.6% for the quarter ended September 30, 2008, compared to 10.2% for the quarter ended September 30, 2007.  This reduction was due to improvements in compensation and benefits costs, occupancy and location expense and travel expense as a percentage of revenues.  SG&A expenses increased 11.3% to $21.6 million for the quarter ended September 30, 2008, compared to $19.4 million for the quarter ended September 30, 2007.  During fiscal year 2008 our overall headcount increased approximately 10% to 881 employees, including 23 additional field sales representatives and 18 additional telesales representatives.

Net income increased 25.4% to $5.4 million for the quarter ended September 30, 2008, compared to $4.3 million for the quarter ended September 30, 2007.  Diluted earnings per share were $0.44 and $0.35 per share for the quarters ended September 30, 2008 and 2007, respectively, an increase of 25.7%.

Fiscal year ended September 30, 2008 compared to fiscal year ended September 30, 2007

Total revenues grew 17.1% to $831.4 million for the fiscal year ended September 30, 2008, compared to $710.1 million in the fiscal year ended September 30, 2007.  Revenues attributable to new customers represented approximately 57% of the growth in total revenues during the fiscal year ended September 30, 2008.  Commissions grew 34.5% to $13.0 million for the fiscal year ended September 30, 2008, compared to $9.6 million for the fiscal year ended September 30, 2007.

Gross profit increased by 16.8% to $119.6 million for the fiscal year ended September 30, 2008, compared to $102.3 million in the fiscal year ended September 30, 2007.  Gross profit as a percentage of total revenues was 14.4% for both of the fiscal years ended September 30, 2008 and 2007.  Vendor rebates for the fiscal year ended September 30, 2008 increased approximately $1.0 million, compared to the fiscal year ended September 30, 2007.

Operating income increased 21.1% to $32.4 million for the fiscal year ended September 30, 2008, compared to $26.7 million for the fiscal year ended September 30, 2007.  SG&A expenses as a percentage of revenue were 10.1% for the fiscal year ended September 30, 2008, compared to 10.3% for the fiscal year ended September 30, 2007.  SG&A expenses increased 14.9% to $84.1 million for the fiscal year ended September 30, 2008, compared to $73.2 million for the fiscal year ended September 30, 2007.

Net income increased 18.0% to $19.9 million for the fiscal year ended September 30, 2008 compared to $16.9 million for the fiscal year ended September 30, 2007.  Diluted earnings per share were $1.62 and $1.40 for the fiscal years ended September 30, 2008 and 2007, respectively, an increase of 15.7%.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2009, revenues will be from $900 million to $950 million, which represents growth of 8% to 14% compared to revenues in fiscal year 2008.  Diluted earnings per share will be from $1.75 to $1.85 per share, which represents growth of 8% to 14% compared to diluted earnings per share in fiscal year 2008.  These estimates are based on the Company’s current calendar-year vendor contracts which typically undergo annual renegotiation and for which terms include items such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 6, 2008 at 11:00 a.m. eastern standard time to discuss these results and its fiscal 2009 business outlook in greater detail.  Participants can access the conference call by dialing (888) 378-0342 and international callers can access the conference by dialing (719) 457-2663.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 20, 2008 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 4281246 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2008	2007	2008	2007
Revenues	$224,766	$190,154	$831,364	$710,105
Cost of product sales	193,574	163,438	711,812	607,756
Gross profit	31,192	26,716	119,552	102,349
Selling, general and administrative expenses	21,608	19,413	84,123	73,215
Depreciation and amortization	828	650	3,078	2,424
Operating income	8,756	6,653	32,351	26,710
Interest expense	(47)	(40)	(265)	(545)
Other income	225	369	821	925
Income before taxes	8,934	6,982	32,907	27,090
Income tax expense	(3,513)	(2,659)	(12,990)	(10,215)
Net income	$5,421	$4,323	$19,917	$16,875
Net income per share - diluted	$0.44	$0.35	$1.62	$1.40
Weighted average common shares outstanding - diluted	12,311	12,276	12,301	12,044

Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2008	2007
Assets
Cash	$3,419	$8,599
Receivables, net	128,564	111,676
Inventories	118,403	94,623
Prepaid expenses and other current assets	3,168	2,362
Deferred income taxes	809	518
Total current assets	254,363	217,778
Property and equipment, net	9,687	9,206
Goodwill	37,727	32,964
Intangibles, net	10,945	5,014
Other assets, net	2,083	2,232
Total Assets	$314,805	$267,194

Liabilities
Line-of-credit	$—	$—
Accounts payable	123,003	98,724
Accrued expenses	9,854	7,693
Current portion of long-term debt	97	97
Total current liabilities	132,954	106,514
Deferred income taxes	751	474
Long-term debt	97	195
Other long-term liabilities	—	—
Stockholders’ Equity	181,003	160,011
Total Liabilities and Stockholders’ Equity	$314,805	$267,194